Exhibit 99.1

Solid Biosciences Reports Third Quarter 2025 Financial Results and Provides Update on INSPIRE DUCHENNE Clinical Trial Progress and Planned Regulatory Discussions

- Duchenne (SGT-003): 23 participants have been dosed in the INSPIRE DUCHENNE trial as of October 31, 2025; Solid expects to have dosed 30 participants in total by early 2026, then plans to meet with the FDA to discuss potential registrational pathways in H1 2026 -

- SGT-003 has been generally well tolerated using a steroid-only prophylactic immunomodulation regimen; cardiac safety monitoring continued to show reduction in cardiac injury and early signals of cardiac function normalization -

- Day 90 biopsy data from 10 treated participants (ages 5-10) showed all participants responded to treatment with mean microdystrophin expression of 58% by western blot, 58% by mass spectrometry, mean microdystrophin positive fibers of 51% by immunofluorescence, and mean beta-sarcoglycan positive fibers of 50% by immunofluorescence -

- Strong statistical correlations observed between Day 90 microdystrophin expression levels and key components of the dystrophin-associated protein complex (DAPC), beta-sarcoglycan (r = 0.95) and nNOS (r = 0.95), demonstrated evidence of SGT-003-mediated DAPC restoration and concordant signals of muscle protection via reductions in CK levels (r = -0.78) -

- Solid has activated the first clinical trial site and is currently screening participants for IMPACT DUCHENNE, a Phase 3 randomized, double-blind, placebo-controlled ex-U.S. clinical trial of SGT-003 -

- FA (SGT-212): Solid has activated the first clinical trial site and is currently screening participants for FALCON, a Phase 1b first-in-human clinical trial evaluating SGT-212 for the treatment of Friedreich’s ataxia -

- CPVT (SGT-501): Clinical trial site activation for ARTEMIS, a Phase 1b first-in-human clinical trial evaluating SGT-501 for the treatment of catecholaminergic polymorphic ventricular tachycardia expected in Q4 2025 -

- Capsids (AAV-SLB101): Over 30 agreements including licenses executed with corporations, institutions, and academic labs for the use of AAV-SLB101 -

- Cash: Company ended Q3 2025 with $236.1 million in cash, cash equivalents and available-for-sale securities; Solid has anticipated cash runway into H1 2027 -

CHARLESTOWN, MA, November 3, 2025 – Solid Biosciences Inc. (Nasdaq: SLDB) (the “Company” or “Solid”), a life sciences company developing precision genetic medicines for neuromuscular and cardiac diseases, today reported financial results for the third quarter ended September 30, 2025, and announced positive new interim data from the Phase 1/2 INSPIRE DUCHENNE clinical trial. The Company also provided an update to the planned timing of its meeting with the U.S. Food and Drug Administration (FDA) to discuss potential registrational pathways, including accelerated approval pathways, for SGT-003.

Bo Cumbo, President and CEO of Solid Biosciences commented, “The interim INSPIRE DUCHENNE data reported today strengthens our confidence in SGT-003’s therapeutic potential. From strong observed biological correlations of SGT-003 microdystrophin expression levels with properly localized restoration of key components of the dystrophin-associated protein complex to early evidence of cardiac function normalization, we are observing a clear and cascading effect in the human body, suggesting a coordinated, systemic response to treatment. We believe these interim data represent one of the most thorough early analyses of any Duchenne gene therapy to date. The quality and concurrence of these interim findings reinforce our conviction in SGT-003’s potential to translate molecular impact into meaningful clinical outcomes.”

Gabriel Brooks, MD, Chief Medical Officer of Solid Biosciences commented, “We are gratified and encouraged by the interim data observed to date. SGT-003 has been generally well tolerated with a minimally burdensome, prophylactic immunomodulatory regimen consisting of steroids alone. Importantly, early data suggests stabilization and improvement in cardiac function, as evidenced by both reductions in elevated baseline serum cardiac troponin I levels and a normalization in left ventricular ejection fraction (LVEF). We look forward to monitoring these cardiac markers closely as potential key differentiators of SGT-003.”

Mr. Cumbo continued, “In light of the evolving regulatory landscape and the rapid pace of enrollment in INSPIRE DUCHENNE, we have made the proactive decision to move our planned meeting with the FDA to the first half of 2026. The additional time will enable us to 1) generate a more fulsome data set for discussion with the FDA, 2) work towards a comprehensive external comparator based on high-quality, well-matched natural history data, 3) begin our process performance qualification (PPQ) manufacturing runs with our CDMO partner in preparation for a potential biologics license application (BLA) submission, and 4) initiate dosing in IMPACT DUCHENNE, our Phase 3 randomized, double-blind, placebo-controlled clinical trial that will be conducted outside of the United States. We believe these activities put Solid in the best position to deliver the most compelling package to regulators.

“Our priority now is to rapidly build a robust data set to support a potential accelerated regulatory pathway for SGT-003, and we are committed to executing with urgency to deliver on SGT-003’s potential as quickly as possible. Beyond SGT-003, our lead pipeline programs continue to progress. We are excited to announce that we have recently activated the first clinical trial site for FALCON, a first-in-human Phase 1b clinical trial evaluating our novel dual route Friedreich’s ataxia gene therapy candidate, SGT-212. Later in the fourth quarter of 2025, we also expect to activate our first clinical trial site for ARTEMIS, a first-in-human Phase 1b clinical trial evaluating SGT-501, our gene therapy candidate intended to treat catecholaminergic polymorphic ventricular tachycardia. We look forward to continued advancement across our suite of therapeutics and delivery technologies in the quarters to come,” Mr. Cumbo concluded.

INSPIRE DUCHENNE – Interim Clinical Data Update

INSPIRE DUCHENNE is a Phase 1/2 first-in-human, open-label, single-dose, multicenter trial designed to evaluate the safety, tolerability and efficacy of SGT-003 in pediatric participants with Duchenne at a dose level of 1E14vg/kg. SGT-003 is administered as a one-time intravenous infusion.

The interim clinical data reported in this release are as of a September 29, 2025, data cutoff date, with additional safety data reported as of October 31, 2025. As of October 31, 2025, 23 participants have been dosed in the trial. Enrollment in INSPIRE DUCHENNE is ongoing at 15 clinical trial sites across the United States, Canada, Italy and the United Kingdom. The Company expects to dose a total of 30 participants by early 2026.

Statistical correlations, as measured by the Pearson correlation coefficient, were observed between Day 90 SGT-003 microdystrophin therapy and reconstitution of key components of the dystrophin-associated protein complex (DAPC), including beta-sarcoglycan and neuronal nitric oxide synthase (nNOS). Beta-sarcoglycan is a critical component of the dystrophin associated / sarcoglycan complex that is highly expressed in cardiac and skeletal muscle and plays a crucial role in maintaining muscle integrity. Myopathy and cardiomyopathy are observed in diseases in which the sarcoglycan complex is absent. nNOS plays an important role in protecting cardiac and skeletal muscle by improving vasodilation and reducing functional ischemia and muscle breakdown. Solid’s microdystrophin construct is the only microdystrophin gene therapy, approved or investigational, that contains the R16/R17 binding domain, which localizes nNOS to the muscle membrane.

Strong correlations were also observed between SGT-003 microdystrophin therapy and improvements in several biomarkers of muscle integrity, including serum creatine kinase (CK), lactate dehydrogenase (LDH), aspartate aminotransferase (AST) and embryonic myosin heavy chain (eMHC), suggesting a coordinated downstream effect of treatment with SGT-003.

Correlation of SGT-003 Microdystrophin Levels with Biomarker % Increase from Baseline (N=10)	Pearson Correlation*
Day 90 SGT-003 microdystrophin positive fibers and beta-sarcoglycan positive fibers	0.95
Day 90 SGT-003 microdystrophin positive fibers and nNOS activity	0.95

Correlation of SGT-003 Microdystrophin Levels with Biomarker % Decrease from Baseline (N=7 unless noted)	Pearson Correlation**
Day 90 SGT-003 microdystrophin expression (mass spectrometry) and Day 180 CK	-0.78
Day 90 SGT-003 microdystrophin expression (western blot) and Day 180 CK	-0.71
Day 90 SGT-003 microdystrophin positive fibers (immunofluorescence) and Day 180 CK	-0.54
Day 90 SGT-003 microdystrophin expression (western blot) and Day 180 LDH	-0.71
Day 90 SGT-003 microdystrophin expression (mass spectrometry) and Day 180 LDH	-0.55
Day 90 SGT-003 microdystrophin expression (western blot) and Day 180 AST	-0.54
Day 90 SGT-003 microdystrophin positive fibers and embryonic myosin heavy chain (eMHC) positive fibers (N=10)	-0.51

*	A score of 1 indicates a perfect, positive linear relationship;
**	A score of -1 indicates a perfect, negative linear relationship; Larger absolute values indicate stronger correlations.

SGT-003, utilizing the Company’s proprietary, rationally designed capsid, AAV-SLB101, has demonstrated strong transduction, achieving a mean of 13 vector copies per nucleus (N=10) at Day 90, along with meaningful restoration of biologic correlates across several measures of microdystrophin, components of the DAPC, and multiple biomarkers of muscle integrity and preservation.

In the 10 participants (aged 5-10) whose Day 90 biopsies were evaluated as of the September 29, 2025, data cutoff date, the Company observed mean microdystrophin expression of 58%, as measured by both western blot and mass spectrometry, and mean microdystrophin positive fibers of 51%, as measured by immunofluorescence. Furthermore, in each of those 10 participants, the Company observed properly localized and restored beta-sarcoglycan positive fibers at the mean 50% level as measured by immunofluorescence and nNOS activity-positive fibers (a less sensitive activity assay) at the mean 26% level.

Available Day 360 biopsy data from 2 participants (aged 5) as of September 29, 2025, demonstrated encouraging and durable transduction, achieving a mean of 12 vector copies per nucleus, as well as robust mean microdystrophin expression of 107%, as measured by western blot, and 100%, as measured by mass spectrometry, mean microdystrophin positive fibers of 67% and mean beta-sarcoglycan positive fibers of 70%, both measured by immunofluorescence, and mean nNOS activity-positive fibers of 36%.

Additionally, a mean 49% reduction in percent eMHC positive fibers, a histologic marker of muscle regeneration and disease progression, was observed at Day 90 (N=10). As muscle fibers deteriorate, muscle stem cells are activated to repair and replace damaged muscle fibers; during this process, new muscle fibers transiently express eMHC. In Duchenne, this stem cell-mediated repair process is futile because muscle fibers that are developed from stem cells lack dystrophin and therefore will be dystrophic. Consequently, the presence of eMHC positive fibers is an informative biomarker of disease progression, signaling constant muscle injury, breakdown and deterioration. A treatment-mediated decrease in eMHC is a favorable observation, and in combination with other markers of reduced muscle injury, suggests overall muscle preservation.

Favorable reductions across a range of biomarkers of muscle injury and breakdown were observed through both Day 90 and Day 360:

Serum Biomarkers	Day 90 Mean Reductions (N=14 unless noted)	Day 360 Mean Reductions (N=3 unless noted)
Serum creatine kinase (CK)	34%	42%
Serum alanine transaminase (ALT)	41%	29%
Serum aspartate aminotransferase (AST)	25%	40%
Serum lactate dehydrogenase (LDH)*	42%	46%
Serum titin**	22%	25%

*	N=12 participant samples available at Day 90 for LDH (two samples hemolyzed);
**	N=11 participant samples available at Day 90 and N=2 samples available at Day 360 for titin, which was batch-analyzed at an earlier cutoff date.

INSPIRE DUCHENNE – Interim Cardiac Monitoring

Cardiomyopathy is a leading cause of death in Duchenne, with 25% of individuals displaying evidence of cardiomyopathy by six years of age, increasing to 59% by 10 years of age.1

Mean cardiac function trended into normal LVEF ranges (60-69%)2 for all SGT-003-treated participants who reached the Day 180 follow-up timepoint (N=8) as of the September 29, 2025, data cutoff date. Though cardiac injury biomarkers and cardiac imaging were collected primarily for safety analysis, early data may indicate a potential for benefit through reduction in troponin I (cTnI) and increased systolic function as measured by LVEF by echocardiography. Observed increases in systolic function as measured by LVEF appeared to have been driven largely by participants with low to low-normal systolic function at baseline.

Mean reductions from baseline in serum cTnI of 31% at Day 90 (N=14) and 70% at Day 360 (N=3) were observed with reductions driven by participants who entered the trial with elevated baseline cTnI levels. cTnI is an important marker that can be predictive of severe cardiac disease in neuromuscular diagnoses.

INSPIRE DUCHENNE – Interim Safety Update

SGT-003 has been generally well tolerated in the 23 participants dosed as of October 31, 2025. Steroids alone were utilized as the prophylactic immunomodulation regimen. Signals of asymptomatic and self-resolving platelet declines and thrombocytopenia observed in early participants in the trial have been ameliorated in subsequent participants.

As of October 31, 2025, there was one treatment-related serious adverse event (SAE) reported in the INSPIRE DUCHENNE trial. This SAE was identified as a Grade 3 immune-mediated myositis which, importantly, was not associated with muscle pain or weakness, and occurred in a participant who had a large deletion in a region coded for by SGT-003’s microdystrophin. The participant promptly responded to steroid treatment with all clinical symptoms noted at presentation resolving and with muscle biomarkers, including CK, declining well below baseline levels. This SAE was reviewed by the trial data and safety monitoring board (DSMB) with the recommendation to continue dosing without interruption.

In Duchenne muscular dystrophy, transaminase elevations are the result of ongoing muscle injury as opposed to liver injury. Therapeutic interventions that lead to reductions in transaminases therefore indicate muscle protection in the setting of an avoidance of demonstrable liver injury, especially when more specific liver injury markers remain stable. As of the September 29, 2025, data cutoff date, we observed a mean alanine transaminase (ALT) reduction of 41% (N=14), a mean aspartate transaminase (AST) reduction of 25% (N=14) and stable mean gamma-glutamyl transferase (GGT) levels through Day 90 (N=14). Mean reductions of 40% AST and 29% ALT were observed in the three participants who reached the Day 360 follow-up.

There have been no cases of drug-induced liver injury (DILI) observed as of October 31, 2025 (N=23).

A presentation summarizing the interim data update can be accessed on the Presentations page of the Investors section of the Company’s website.

SGT-003 Regulatory Update

Solid plans to meet with the FDA in the first half of 2026 to discuss potential registrational pathways, including accelerated approval pathways, for SGT-003. Solid continues to dose participants in the INSPIRE DUCHENNE trial in the interim, with additional participant safety, clinical activity and functional data expected to enable a more robust discussion with the FDA.

Critically, Solid has aligned with the FDA on SGT-003’s potency assay strategy and will continue additional commercial-readiness CMC activities, with PPQ manufacturing batches expected to be completed in 2026.

In October 2025, Solid activated the first clinical trial site and began participant screening for IMPACT DUCHENNE, a Phase 3 randomized, double-blind, placebo-controlled clinical trial assessing SGT-003. IMPACT DUCHENNE will be conducted in pediatric participants outside of the United States (U.S.) and was designed to support potential ex-U.S. regulatory authorizations. We have received regulatory approvals to conduct IMPACT DUCHENNE in both Canada and Australia, and we plan to expand the trial into additional countries, subject to receipt of regulatory approvals.

SGT-212 for Friedreich’s Ataxia (FA)

In October 2025, the Company activated the first clinical trial site and began participant screening for FALCON, a first-in-human, open-label, Phase 1b clinical trial of SGT-212. The trial is expected to enroll non-ambulatory and ambulatory adult participants living with FA in up to three cohorts and is designed to evaluate the safety and tolerability of systemic and bilateral intradentate nucleus (IDN) administration of SGT-212.

SGT-212 is the first investigational gene therapy for FA to utilize a dual route of administration and is intended to promote restoration of therapeutic levels of the frataxin protein to address the neurologic, cardiac and systemic clinical manifestations of FA.

SGT-501 for Catecholaminergic Polymorphic Ventricular Tachycardia (CPVT)

In the fourth quarter of 2025, Solid expects to activate the first clinical trial site for ARTEMIS, a first-in-human, open-label, Phase 1b clinical trial of SGT-501. The trial is expected to enroll adult participants with CPVT and is designed to evaluate the safety, tolerability and efficacy of SGT-501.

SGT-501 is a novel gene therapy candidate intended to promote excess levels of the cardiac CASQ2 protein to address the underlying ryanodine receptor (RYR2) instability and calcium dysregulation seen in CPVT. There are currently no approved treatments that address the underlying mechanisms of CPVT.

Platform Technologies – Capsids

AAV-SLB101, the Company’s proprietary, next-generation capsid used in SGT-003, has been generally well tolerated in the 23 participants dosed in the INSPIRE DUCHENNE trial as of October 31, 2025, and has shown compelling levels of vector transduction, protein expression, and reduced liver targeting.

Solid has executed over 30 agreements, including licenses, with corporations, institutions and academic labs for the use of AAV-SLB101, with additional agreements and licenses expected to be executed by year end.

Additionally, the Company is building multiple cardiac and neuromuscular next-generation capsid and promoter libraries with final capsid selection from the first cardiac capsid library anticipated in the first half of 2026.

Third Quarter 2025 Financial Highlights

•

Cash Position: Solid had $236.1 million in cash, cash equivalents, and available-for-sale securities as of September 30, 2025, compared to $148.9 million as of December 31, 2024. The Company expects that its cash, cash equivalents, and available-for-sale securities as of September 30, 2025, will enable it to fund its operational runway into the first half of 2027.

•

Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2025 were $38.9 million, compared to $27.3 million for the third quarter of 2024. The increase of $11.5 million in research and development expenses was primarily due to a $12.8 million increase in costs for SGT-003 primarily related to manufacturing, regulatory, and clinical costs, a $2.7 million increase in personnel related expenses, a $0.9 million increase in costs for SGT-601 primarily related to manufacturing costs and research costs, partially offset by a $3.3 million decrease in costs for SGT-212 primarily related to lower license and milestone related costs partially offset by an increase in clinical costs, and a $1.8 million decrease in costs for SGT-501 primarily related to lower research and manufacturing costs.

•

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2025 were $9.2 million, compared to $7.9 million for the third quarter of 2024. The increase of $1.3 million was primarily related to a $0.9 million increase in personnel-related costs and a $0.4 million increase in legal and consulting fees.

•	Net Loss: Net loss for the third quarter of 2025 was $45.8 million, compared to $32.7 million for the third quarter of 2024.

References:

1. Gandhi S, et al. Cells. 2024;13(14):1168.

2. Romanowicz J, et al. J Am Soc Echocardiogr. 2023;36(3):310-323.

About Duchenne

Duchenne is a genetic muscle-wasting disease predominantly affecting boys, with symptoms usually appearing between three and five years of age. Duchenne is a progressive, irreversible, and ultimately fatal disease that affects approximately one in every 3,500 to 5,000 live male births and has an estimated prevalence of 5,000 to 15,000 cases in the United States alone.

About SGT-003

SGT-003 is an investigational gene therapy containing a differentiated microdystrophin construct and a proprietary, next-generation capsid, AAV-SLB101, which was rationally designed to target integrin receptors, and has shown enhanced cardiac and skeletal muscle transduction with decreased liver targeting in nonclinical studies. SGT-003’s microdystrophin construct uniquely includes the R16/17 binding domain, which localizes nNOS to the muscle membrane. Nonclinical studies have shown that nNOS can improve blood flow to the muscle thereby reducing muscle breakdown from ischemia and muscle fatigue. Together, these design features suggest that SGT-003 could be a potential best-in-class investigational gene therapy for the treatment of Duchenne.

About INSPIRE DUCHENNE

INSPIRE DUCHENNE is a first-in-human, open-label, single-dose, multicenter Phase 1/2 clinical trial to evaluate the safety, tolerability and efficacy of SGT-003 in pediatric participants with a genetically confirmed Duchenne diagnosis with a documented dystrophin gene mutation. INSPIRE DUCHENNE is a multinational trial designed to enroll participants in the United States, Canada, the United Kingdom and Italy.

About IMPACT DUCHENNE

IMPACT DUCHENNE is a Phase 3 randomized, double-blind, placebo-controlled trial to evaluate the efficacy of a single dose of SGT-003 in pediatric participants with a genetically confirmed Duchenne diagnosis with a documented dystrophin gene mutation. IMPACT DUCHENNE is a multinational trial designed to enroll participants outside of the United States with the aim of supporting potential ex-U.S. regulatory authorizations.

About Solid Biosciences

Solid Biosciences is a precision genetic medicine company focused on advancing a portfolio of gene therapy candidates targeting rare neuromuscular and cardiac diseases, including SGT-003 for Duchenne muscular dystrophy (Duchenne), SGT-212 for Friedreich’s ataxia (FA), SGT-501 for catecholaminergic polymorphic ventricular tachycardia (CPVT), SGT-601 for TNNT2-mediated dilated cardiomyopathy and additional fatal, genetic cardiac diseases. The Company is also focused on developing innovative libraries of genetic regulators and other enabling technologies with promising potential to significantly impact gene therapy delivery cross-industry. Solid is advancing its diverse pipeline and delivery platform in the pursuit of uniting experts in science, technology, disease management, and care. Patient-focused and founded by those directly impacted by Duchenne, Solid’s mission is to improve the daily lives of patients living with devastating rare diseases. For more information, please visit www.solidbio.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future expectations, plans and prospects for the company; the ability to successfully achieve and execute on the company’s goals, priorities and key clinical and preclinical milestones; strategies and expectations for the company’s SGT-003, SGT-212, SGT-501 and SGT-601 programs; expectations for additional site activations, planned enrollment, planned regulatory interactions and the potential approval pathways for SGT-003; plans for enrollment in the clinical trial of SGT-212; timing of planned clinical trial of SGT-501; the cash runway of the company and the sufficiency of the Company’s cash, cash equivalents, and available-for-sale securities to fund its operations; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “working” and similar expressions. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the company’s ability to advance SGT-003, SGT-212, SGT-501, SGT-601 and other preclinical programs, capsid libraries and other enabling technologies on the timelines expected or at all; obtain and maintain necessary approvals from the FDA and other regulatory authorities; replicate in clinical trials positive results found in preclinical studies and early-stage clinical trials of the company’s product candidates; obtain, maintain or protect intellectual property rights related to its product candidates; replicate preliminary or interim data from clinicals trials in the final data of such trials; compete successfully with other companies that are seeking to develop Duchenne, FA, CPVT and other neuromuscular and cardiac treatments and gene therapies; manage expenses; and raise the substantial additional capital needed, on the timeline necessary, to continue development of SGT-003, SGT-212, SGT-501, SGT-601 and other candidates, achieve its other business objectives and continue as a going concern. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in the company’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

Solid Biosciences Investor Contact:

Nicole Anderson

Director, Investor Relations and Corporate Communications

Solid Biosciences Inc.

investors@solidbio.com

Media Contact:

Glenn Silver

FINN Partners

glenn.silver@finnpartners.com

SELECTED FINANCIAL INFORMATION (UNAUDITED)

CONDENSED CONSOLIDATED BALANCE SHEETS	September 30,	December 31,
(in thousands, except share data)	2025	2024
Cash and cash equivalents	$61,364	$80,235
Available-for-sale securities	174,778	68,685
Prepaid expenses and other current assets	8,710	8,382
Operating lease, right-of-use assets	22,535	24,295
Property and equipment, net	4,356	4,747
Other non-current assets	247	366
Restricted cash	1,924	1,952

Total Assets	$273,914	$188,662

Accounts payable	$8,429	$4,237
Accrued expenses and other current liabilities	19,050	19,852
Operating lease liabilities	2,032	1,787
Finance lease liabilities	281	1,231
Derivative liabilities	6,550	3,150
Operating lease liabilities, excluding current portion	19,624	21,159
Total stockholders’ equity	217,948	137,246

Total Liabilities and Stockholders’ Equity	$273,914	$188,662

Common stock outstanding	77,882,685	40,468,141

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Operating expenses:
Research and development	$38,861	$27,327	$102,190	$65,661
General and administrative	9,197	7,855	27,613	24,171

Total operating expenses	48,058	35,182	129,803	89,832

Loss from operations	(48,058)	(35,182)	(129,803)	(89,832)
Other income, net:
Interest income	2,586	2,328	7,852	7,544
Interest expense	336	(82)	208	(265)
Change in fair value of derivative liabilities	(850)	—	(3,400)	—
Other income, net	210	211	605	453

Total other income, net	2,282	2,457	5,265	7,732

Net loss	$(45,776)	$(32,725)	$(124,538)	$(82,100)

Net loss per share, basic and diluted	$(0.48)	$(0.79)	$(1.46)	$(2.04)

Weighted average shares of common stock outstanding, basic and diluted	94,417,746	41,443,317	85,069,288	40,182,303